Filed Pursuant To Rule 433
Registration No. 333-153150
December 2, 2008
SPDR Gold Shares online ad on InvestmentNews.com→ETF Center home page
There are a million stories about searching for gold.

There are a million stories about searching for gold. This one has a happy ending.

There are a million stories about searching for gold. This one has a happy ending. For a precise way to buy gold, check out spdr Gold Shares.

There are a million stories about searching for gold. This one has a happy ending. GLD by SPDR State Street Global Advisors precise in a world that isn’t

There are a million stories about searching for gold. This one has a happy ending. The spdr trademark is used under license from The McGraw-Hill Companies, Inc. and the spdr gold trust is permitted to use the spdr trademark pursuant to a sublicense from the marketing agent no finacial product offered by spdr gold trust or its affiliates is sponsored endorsed sold or promoted by the mcgraw hil companies inc mcgrawhill mcgrawhill makes no representation or warranty express or imlied to the owners of any financial product or any member of the public regarding the advisably of investigating in securities generally or financial products particularly or the ability of the index on which financial products are based to track general stock market performance. mcgraw hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. mcgraw hill has no obligation or liability in connection with the administrator marketing or trading of financial products. WITHOUT LIMITING ANY OF THE FOREGOING IN NO EVENT SHALL MCGRAW HILL HAVE ANY LIABILITY ANY SPECIAL PUNITIVE INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. SPDR GOLD TRUST(the "issuer") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. before you invest, you should read the prospectus in that regustration statement and other documents the issuer has filed with the SEC for more complete information about the trust and this offering. You may get these documents for free by visiting edgar on the SEC website at Www.sec.gov. Alternatively the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4063 or contacting State Street Global Markets, LLC, One Lincon street, Attn: spdr Gold shares 30th Floor Boston MA 02111.

There are a million stories about searching for gold. This one has a happy ending. GLD by SPDR State Street Global Advisors precise in a world that isn’t

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold, 30th Floor, Boston, MA 02111.